EXHIBIT 10.129

AGREEMENT OF PURCHASE AND SALE OF PROPERTY FOR 60 BROAD STREET NEW

YORK BUILDING

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (this “Agreement”), is made and entered into as of the 31st day of December, 2003, by and between 60 BROAD STREET LLC, a Delaware limited liability company, having an office at c/o Cogswell Realty Group L.L.C., 1330 Avenue of the Americas, 25th Floor, New York, New York 10019 (hereinafter referred to as “Seller”), and WELLS 60 BROAD STREET, LLC, a Delaware limited liability company, having an address at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092 (hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1. Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a) all that tract or parcel of land located in the Borough of Manhattan, City, County and State of New York having an address of 60 Broad Street, New York, NY, and being more particularly described on Exhibit “A” attached hereto (hereinafter referred to as the “Land”); together with

(b) all of Seller’s right, title and interest in and to all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land (including, without limitation, any unpaid award for damage to the Land by reason of change of grade of any street); and

(c) all buildings, structures, and improvements situated on the Land, including, without limitation, that certain 39-story office building containing approximately 989,046 square feet of leasable floor area, any parking areas and loading dock areas, and any and all other amenities located on the Land, and all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures permanently affixed thereto located on the Land (all of which are together hereinafter referred to as the “Improvements”); and

(d) all of Seller’s right, title and interest in and to all personal property existing on the date of Closing (as hereinafter defined) and located on or to be located on or in, or used in connection with, the Land and Improvements, including, without limitation, the items set forth and described on Exhibit “B” attached hereto, and all other equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, spare parts and supplies, vending machines and other furnishings or items of personal property owned by Seller, existing on the date of Closing, and used or to be used in connection with the operation of the Land and Improvements (all of which are together hereinafter referred to as the “Personal Property”); and

(e) all of Seller’s right, title, and interest, as landlord or lessor, in and to each of the Space Leases (as hereinafter defined), including any and all guaranties of the Space Leases and all money, letters of credit, bonds, certificates of deposit, negotiable instruments, and other security deposited by the Tenants (as defined below) to secure performance of the Space Leases; and

(f) all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks (to the extent assignable), rights of copyright (to the extent assignable), warranties (to the extent assignable), or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits (to the extent assignable), any deposits with utility or other companies or authorities relating to the Property, and all intangibles (to the extent assignable) associated with the Land, Personal Property, and Improvements, including the name “60 Broad Street” and the logo therefor, if any; and

(g) (i) all of Seller’s right, title and interest in and to the contracts described on Exhibit “C” attached hereto (the “Contracts”) and the Service Contracts (as hereinafter defined), to the extent assignable and to the extent any of such Contracts or Service Contracts survive the Closing or require performance after Closing and (ii) as provided in Section 9(p) hereof, all of Seller’s right, title and interest in and to all collective bargaining agreements and union agreements applicable to the Property, all of which Seller represents are listed on Exhibit “D” attached hereto (the “CBAs”), but excluding (i) all proprietary property management processes, proprietary appraisals and proprietary computer software and related software licenses (but not excluding any data or summaries or reports pertaining to the operation, repair, maintenance, leasing, and/or legal compliance of the Property), (ii) the Excluded Records (as hereinafter defined), (iii) all claims and causes of action for monetary damages against third parties and all defenses Seller may have against claims and causes of actions brought by third parties against Seller arising out of or in connection with the Property during the period prior to Closing, except that the Seller hereby agrees (which agreement shall survive Closing) not to bring any action, suit or proceeding based upon any such claim or cause of action against any Tenant of the Property other than (y) with respect to any Tenant’s obligation to indemnify Seller, pursuant to the terms of such Tenant’s Lease, against any third party claim arising prior to Closing or (z) an additional claim or cause of action joined to a claim or cause of action which has, or will be, commenced by the Purchaser against such Tenant, (iv) except as expressly set forth to the contrary in this Agreement (including without limitation casualty and condemnation proceeds, tax refunds, tenant security deposits, tenant letters of credit, and utility deposits) monetary rights or interests of Seller as owner of the Property related to or accruing with respect to the period prior to Closing, and (v) Seller’s rights under this Agreement (subsections (i) through (v) are collectively referred to as the “Excluded Assets”). The term “Excluded Records” shall mean (A) certain records that relate to internal matters of Seller (such as income tax returns, financial statements, intercorporate debt and equity, corporate governance, investment advisory services and other professional relationships) and (B) work papers, memoranda, analysis, appraisals, correspondence and similar materials prepared by or for Seller in connection with the negotiation and documentation of the transaction contemplated hereby.

2. The Purchase Price. The purchase price for the Property (the “Purchase Price”) is Two Hundred Thirteen Million Six Hundred Thousand and 00/100 Dollars ($213,600,000.00) payable by Purchaser as follows:

(a) Simultaneously with the full execution of this Agreement, Purchaser shall deliver to Fidelity National Title Insurance Company of New York (“Escrow Agent”), whose offices are at Two Park Avenue, New York, New York 10016, by wire transfer of immediately available federal funds, to an account designated by Escrow Agent and specified on Exhibit “AA”, the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent pursuant to a written Escrow Agreement, the form of which is attached hereto as Exhibit “E” (the “Escrow Agreement”). The Earnest Money shall be paid by Escrow Agent to Seller at Closing and shall be applied as a credit to the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall be deemed a part of the Earnest Money for all purposes of this Agreement.

(b) At the Closing Purchaser shall deliver, by wire transfer of immediately available federal funds, to an account designated by Seller and specified on Exhibit “AA” hereto, the balance of the Purchase Price, less any prorations, adjustments, and credits specified in this Agreement. The Seller and Purchaser acknowledge that no portion of the Purchase Price has been attributed to personalty. The Purchase Price is also subject to an additional earnout to Seller as described in paragraph 25 below.

3. Purchaser’s Inspection and Review Rights. Commencing on November 20, 2003 (whether or not such date is prior to the effective date of this Agreement) and subject to the rights of the Tenants (as hereinafter defined), Purchaser and its agents, engineers, or representatives, with Seller’s full cooperation, shall have the privilege, upon reasonable prior notice, of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Such privilege shall include the right to perform tests customarily employed in the industry and non-invasive tests to obtain information necessary to determine surface and subsurface conditions. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liens, claims, liabilities, losses, costs, expenses, injuries and damages incurred through the exercise of such privilege but excluding any liability arising out of the existing environmental condition of the Property (not attributable solely to the willful misconduct or grossly negligent conduct of Purchaser or its agents) or the presence of toxic or hazardous substances thereon (not attributable solely to the willful misconduct or grossly negligent conduct of Purchaser or its agents and excluding any claims arising out of a release of existing or in-place hazardous or toxic substances on or under the Property (not attributable solely to the willful misconduct or grossly negligent conduct of Purchaser or its agents), which obligation to indemnify, defend and hold Seller harmless shall survive Closing or any termination of this Agreement. Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege (excluding any damage arising out of a release of existing or in-place hazardous or toxic substances on or under the Property not attributable solely to the willful misconduct or negligent conduct of Purchaser or its agents) and restore the Property to the condition existing prior to the exercise of such privilege which obligation shall survive Closing or any termination of this Agreement. Purchaser also shall have the right to communicate with all Tenants, with governmental officials having jurisdiction over the Property, and with all architects and contractors who have provided services for the benefit of the Property, only after providing Seller with written notice of any such proposed contact and providing Seller with a reasonable opportunity to be present during such contact. Not later than the effective date of this Agreement, upon request by Purchaser, Seller shall deliver or make available to Purchaser, provided the same is in the possession of or under the control of Seller, all books, records, and files relating to the ownership, management, maintenance and operation of the Property, including, without limitation, title matters, tenant files, tenant credit information, commission agreements, service and maintenance agreements, maintenance records for HVAC and other equipment and the roof(s) on the Improvements, as-built plans and specifications, environmental reports, engineering reports, reports of insurance carriers insuring the Property, rent rolls, lists of capital expenditures made since January 2001 and those expected to be made in the coming five years, commitment letters and letters of intent for leases (including the New York State proposal), the four most recent tax bills for the Property, utility bills, lists of inventory and FF&E, a complete and accurate list of Seller’s employees covered by the terms of the CBAs (including name, address, date of hire, employment classification and pursuant to which CBA the employee works), a list of all “building service employees” (as used in Section 2, Chapter 5, Title 22, Section 22-505 of the Administrative Code of the City of New York), and all other contracts including collective bargaining and similar agreements), operating statements, expense budgets, and other information reasonably requested by Purchaser and relating to the Property. Seller agrees to in good faith assist and cooperate with Purchaser in its due diligence effort but shall not be obligated to incur any liability or expense in connection therewith. Seller further agrees to provide to Purchaser prior to the effective date of this Agreement, to the extent the same are in the possession of or under the control of Seller, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, appraisals, building inspection reports, environmental reports, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property or relating thereto.

4. Special Condition to Closing. Purchaser shall have until 5:00 p.m. (local time at the Property), December 22, 2003 (the “Inspection Period”), to make investigations,

examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement for any reason or no reason at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate, time being of the essence. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be refunded by Seller to Purchaser in accordance with the terms of the Escrow Agreement, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder.

5. General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth in paragraph 4 above, the obligations of Purchaser to close hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of paragraph 15 of this Agreement.

(b) Seller has complied with and otherwise performed, in all material respects, each of the covenants and obligations of Seller set forth in this Agreement.

(c) All representations and warranties of Seller as set forth in this Agreement shall be in all respects true and correct when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing (and as if made without limitation or qualification as to Seller’s knowledge except as otherwise expressly set forth herein). If Seller discovers that any of the representations or warranties made by Seller herein were not, on the date hereof, or are not, on the date of Closing, true and correct, Seller shall include such state of facts in the Seller’s Certificate (as hereinafter defined) as shall be necessary or appropriate to make such representations and warranties true and correct. Seller shall be deemed to have satisfied the condition precedent to Closing set forth in this subsection (c) notwithstanding the failure of any representation or warranty being true and correct when made and as of the date of Closing if, but only if, such incorrectness results from any change that is expressly permitted under the terms of this Agreement, but the fact that Seller is permitted and required to update and correct its representations and warranties and does so shall not of itself be treated as an expressly permitted change that will allow Seller to be deemed to have satisfied the condition to closing set forth in this subparagraph (c).

(d) Subject to paragraph 7, there has been no adverse change to the title to the Property which has not been satisfied in accordance with the provisions of paragraph 7(e) and the Title Company (as hereinafter defined) has issued an owner’s title insurance commitment on the Land and Improvements and is prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements, marked to change the effective date thereof through the date and time of recording of the Deed (as hereinafter defined), to reflect that Purchaser is vested with the fee simple title to the Land and Improvements, in a form reasonably acceptable to Purchaser, which shall include only the Permitted Exceptions (as hereinafter defined) in Schedule B thereof.

(e) Purchaser shall have received the Tenant Estoppel Certificates (as hereinafter defined) required pursuant to paragraph 13(d) hereafter.

(f) Each of the Tenants shall have accepted possession of its premises under the Leases, and rent shall have commenced under each of the Leases unless noted on Exhibit “GG” hereto, then rent shall commence under such Lease on the date specified therein.

In the event Purchaser shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, subject to the terms of the Escrow Agreement, Purchaser shall be entitled to an immediate return of the Earnest Money from Escrow Agent.

6. General Conditions Precedent to Seller’s Obligations Regarding the Closing. The obligations of Seller to close hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Seller to Purchaser:

(a) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to paragraph 16 of this Agreement.

(b) Purchaser shall have delivered to Escrow Agent the Purchaser Price, as adjusted, as provided herein, pursuant to and payable in the manner provided for in this Agreement.

(c) Purchaser has complied with and otherwise performed, in all material respects, each of the covenants and obligations of Purchaser set forth in this Agreement.

(d) All representations and warranties of Purchaser as set forth in this Agreement shall be in all respects true and correct when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing (and as if made without limitation or qualification as to Purchaser’s knowledge except as otherwise expressly set forth herein).

7. Title to the Property.

(a) Good and marketable fee simple record title to the Land and Improvements shall be conveyed by Seller to Purchaser by the Deed, free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only those matters not objected to by Purchaser as provided below or which, if objected to but not timely cured by Seller, are later accepted by Purchaser pursuant to subsection (e)(iii) below (hereinafter referred to as the “Permitted Exceptions”), and such other matters as may become additional “Permitted Exceptions” as provided herein. Seller has caused Fidelity National Title Insurance Company of New York (the “Title Company”) to

deliver to Purchaser its commitment (hereinafter referred to as the “Title Commitment”) to issue to Purchaser upon the recording of the Deed conveying title to the Land and Improvements from Seller to Purchaser, the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an ALTA owner’s policy of title insurance, in the amount of the Purchase Price, insuring good and marketable fee simple record title to the Property to be in Purchaser without exception (including any standard exception), except for the Permitted Exceptions.

(b) On December 4, 2003 Purchaser advised Seller in writing of defects or objections affecting the title to the Property and disclosed by the Title Commitment (the “Initial Title Objection Letter”) and on December 8, 2003 Seller advised Purchaser that Seller has elected to cure those objections set forth in items 1-5 of the section entitled “Schedule B” of the Initial Title Objection Letter and those objections set forth in items 1, and 3 of the section entitled “Tax Search” of the Initial Title Objection Letter (the “Cured Title Matters”). Seller and Purchaser agree that other matters objected to in the Initial Title Objection Letter were not title matters but legal compliance matters addressed elsewhere in this Agreement. Seller shall have the obligation to remove, satisfy or otherwise cure all Cured Title Matters following the procedures set forth in subsection (e) below. If Seller fails to cure the matters objected to then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser in accordance with the terms of the Escrow Agreement, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein.

(c) Purchaser shall, or shall cause Title Company, to provide to Seller’s counsel any update to the Title Commitment issued by the Title Company on or prior to the date of Closing (each an “Update”). If any Update discloses one or more new defects or objections to title to which the Purchaser objects, then Purchaser shall give written notice to Seller on or prior to the tenth (10th) day after the date upon which Purchaser receives the Update first containing such new defect or objection (but in any event not later than the Closing). Within ten (10) days after receipt of Purchaser’s notice of objection, but in any event not later than the Closing, Seller shall give written notice to Purchaser informing Purchaser of Sellers’ election with respect to such defects and objections. If Seller fails to give written notice of election within such ten (10) day period, or, in any event, prior to Closing, Seller shall be deemed to have elected to attempt to cure the matters objected to. If Seller elects not to attempt to cure the matters objected to then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser in accordance with the terms of the Escrow Agreement, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein. If Seller elects or is deemed to have elected to cure the matters objected to, then the parties shall follow the procedures set forth in subsection (e) below.

(d) Prior to the effective date, Purchaser ordered a survey of the Property (the “Survey”). Purchaser shall provide a copy of the survey to Seller upon receipt of the same by Purchaser. If the Survey discloses any encroachments, protrusions, defects or objections affecting the title to the Property or the use thereof to which the Purchaser objects, then Purchaser shall give written notice to Seller on or prior to the tenth (10th) day after the date upon which Purchaser receives the Survey (but in any event not later than the Closing). Within ten (10) days after receipt of Purchaser’s notice of objection, but in any event not later than the Closing) Seller shall give written notice to Purchaser informing Purchaser of Sellers’ election with respect to such encroachments, protrusions, defects or objections. If Seller fails to give written notice of election within such ten (10) day period, or, in any event, prior to Closing, Seller shall be deemed to have elected to attempt to cure the matters objected to. If Seller elects not to attempt to cure the matters objected to then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser in accordance with the terms of the Escrow Agreement, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein. If Seller elects to cure the matters objected to, then the parties shall follow the procedures set forth in subsection (e) below.

(e) If Seller elects or is deemed to have elected to cure such defects or objections, then Seller shall have until the date of Closing to remove, obtain affirmative insurance from the Title Company, acceptable to Purchaser in Purchaser’s reasonable discretion and so long as all matters insured over with affirmative coverage do not, in the aggregate, exceed $500,000.00 (“Acceptable Affirmative Coverage”), satisfy or cure such defects or objections. If Seller fails to remove, provide Acceptable Affirmative Coverage, satisfy or cure such defects or objections by Closing, then, at the option of Purchaser: (i) if any such defects or objections were caused by Seller or if any such defects or objections consist of taxes, mortgages or other such monetary encumbrances, other than mechanic’s or materialman’s liens of Tenants, Purchaser shall have the right, provided Purchaser has not rejected Acceptable Affirmative Coverage, to cure such defects or objections, in which event the Purchase Price payable pursuant to paragraph 2 hereof shall be reduced by an amount equal to the costs and expenses incurred by Purchaser in connection with the curing of such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser in accordance with the terms of the Escrow Agreement, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein; (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to extend the Closing for ten (10) days in order to allow Seller additional time to satisfy such defects and objections.

8. Violations.

(a) Subject to the terms of this paragraph 8(a), all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, the “Violations”), noted against the Property prior to the date hereof (collectively, the “Existing Violations”), shall be complied with by Seller, at its sole cost and expense. The Seller and Purchaser hereby agree that the Purchaser shall have the right to hold back $15,000 of the Purchase Price at Closing if the Seller has failed to cure all of the Existing Violations by the date of Closing (the “Hold Back”). Seller shall be entitled to a release of the Hold Back, such release to occur promptly upon receipt by Purchaser of evidence of removal of all Existing Violations, which evidence shall be satisfactory to Purchaser in Purchaser’s reasonable discretion, if Seller cures all Existing Violations within one hundred eighty (180) days of Closing (the “Cure Period”). If Seller fails to cure all Existing Violations within such Cure Period, Purchaser shall be entitled to keep the Holdback and Seller shall have no further obligation hereunder. After Closing, Seller shall be required to obtain Purchaser’s consent, such consent not to be unreasonably withheld or delayed, prior to: (i) scheduling any inspection necessary in order to cure any Existing Violation and (ii) filing any documentation with any governmental authority regarding any Existing Violation. In addition, the Seller agrees to regularly update the Purchaser as to the status of the Existing Violations. Notwithstanding anything to the foregoing set forth in this paragraph 8(a), Seller shall have no obligation to cure the Existing Violations to the extent that the cost of curing the Existing Violations, in the aggregate, is greater than $250,000. If the cost of curing the Existing Violations is, in the aggregate, greater than $250,000, Seller may elect, in its sole and absolute discretion, which election must be made at least five (5) days prior to Closing, not to cure such Existing Violations, in which case, the Purchaser shall have the right to terminate this Agreement by notice to Seller on or before the date of Closing. If Purchaser elects to terminate this Agreement, Seller may elect, in Seller’s sole and absolute discretion, by written notice to Purchaser within one (1) business day after receipt of Purchaser’s notice to terminate, to cure the Existing Violations, at its sole cost and expense, or to allow Purchaser a credit against the Purchase Price in an amount equal to the cost to cure those Existing Violations which have not been complied with on or before the date of Closing (the “Purchaser Credit”), in which event Purchaser’s termination notice shall be null and void and Seller and Purchaser shall proceed with the Closing. Provided that Purchaser does not have the right to terminate this Agreement as aforesaid or elects not to exercise such right to terminate this Agreement, any Existing Violations that Seller is not obligated to cure shall be the sole responsibility of Purchaser and Purchaser shall accept title to the Property subject to such Existing Violations without any additional abatement of the Purchase Price. In furtherance of the foregoing, it is understood that in the event (i) the cost to comply with the Existing Violations exceeds $250,000 in the aggregate, (ii) Seller elects not to cure such Existing Violations and (iii) Purchaser nevertheless elects to proceed with the Closing, then Purchaser shall be entitled to a Purchaser Credit, not to exceed $250,000, less any amounts Seller has expended to cure such Existing Violations. If Seller and Purchaser are unable to agree upon the cost of complying with such Existing Violations, then Seller, at its sole cost and expense, shall retain an independent engineer (i.e., an engineer not affiliated with Seller or any of Seller’s affiliates in any way) that is reasonably designated by Seller and reasonably approved by Purchaser (the “Violations Engineer”) to estimate such cost, and the Purchaser Credit under this paragraph 8(a) shall be an amount equal to the Violations Engineer’s final determination of such cost of compliance, which determination shall be in writing and binding upon the parties. Seller and Purchaser acknowledge that Purchaser will not receive the results of the Health and the Air Resources violation searches with respect to the Property from the Title Company prior to Closing. Purchaser shall promptly provide the results of such searches to Seller after receipt thereof and Seller shall be obligated to cure any violations, other than those which are the obligations of Tenants, which existed on or before Closing and were caused or permitted by Seller. The provisions of this paragraph 8(a) shall survive Closing.

(b) Subject to the terms of this paragraph 8(b), any Violations noted against the Property on or after the date hereof (collectively, the “New Violations”) shall be the sole responsibility of Purchaser and Purchaser shall accept title to the Property subject to such New Violations without any abatement of the Purchase Price. Notwithstanding the foregoing, if the cost of complying with such New Violations is, in the aggregate, greater than $250,000, then Purchaser shall have the right to terminate this Agreement by notice to Seller on or before the Closing Date; provided, however, Seller shall have ten (10) days from and after receipt of such notice of termination by Purchaser in which to elect, in Seller’s sole and absolute discretion, to pay for the cost of complying with New Violations in excess of $250,000 in the aggregate, in which event Purchaser’s termination notice shall be null and void and Seller and Purchaser shall proceed with the Closing. If Seller and Purchaser are unable to agree upon the cost of complying with such New Violations, then Seller, at its sole cost and expense, shall retain the Violations Engineer to estimate such cost, and the payment to be made by Seller under this paragraph 8(b) shall be an amount equal to the Violations Engineer’s final determination of such cost of compliance in excess of $250,000 in the aggregate, which determination shall be in writing and binding upon the parties. In the event that Seller elects to pay for the cost of complying with New Violations in excess of $250,000, in the aggregate, Seller shall allow Purchaser a credit against the Purchase Price in an amount equal to the cost of compliance for all of those New Violations which have not been complied with on or before the Closing Date in excess of $250,000, in the aggregate.

9. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the date hereof and at Closing:

(a) Leases. Attached hereto as Exhibit “F” is a complete list setting forth all leases and other agreements for the present or future use or occupancy of any space relating to the Property and all modifications and amendments to such leases, which list excludes any sublease of any portion of the Property or any assignment of any Tenant’s interest under such Tenant’s lease (such leases, as modified and amended, and all guaranties and other documents relating thereto, being herein collectively referred to as the “Space Leases”). Attached hereto as Exhibit “G” is a complete list of all subleases of the Property or any portion thereof and all assignments of any Tenant’s interest under such Tenant’s Space Lease of which Seller has actual knowledge or to which Seller has consented (such subleases and assignments, as modified and amended, being herein collectively referred to as the “Sublease and Assignment Documents”; the Sublease and Assignment Documents and the Space Leases are herein collectively referred to as the “Leases” or individually as a “Lease”). Seller has delivered to Purchaser copies of all of the Leases to the extent in Seller’s possession or under Seller’s control, which copies of the Space Leases are complete and accurate in all material respects. Seller is the “landlord” under all of the Space Leases. The lessees or tenants identified in the Space Leases are hereinafter collectively referred to as “Tenants” or individually as “Tenant”. Other than the leasing activity described on Exhibit “BB” attached hereto, to Seller’s knowledge, there is no other leasing activity at the Property.

(b) Rent Roll. Attached hereto as Exhibit “H” is a complete and accurate rent roll (the “Rent Roll”) for the Property as of the date hereof setting forth all Space Leases and setting forth with respect to each Space Lease (i) the name of the Tenant thereunder; (ii) the commencement and termination dates of the term of such Space Lease; (iii) the premises covered by each such Space Lease (including the rentable square foot area of such premises to the extent known or reasonably estimated); and (iv) the amount of base rent payable thereunder and the dates of base rent increases. There is no money or other security, including but not limited to Tenant letters of credit, deposited by Tenants with Seller as Lessor under the current Space Leases to secure performance of Tenants’ obligations thereunder, other than as set forth or Exhibit “FF”. Attached hereto as Exhibit “I” (the “Rent Arrearage Schedule”) is a complete and accurate schedule of rent arrearages for the Property under the Space Leases as of the date set forth thereon.

(c) Leases – Default. (i) Seller has not received any notice of termination or default under any of the Space Leases which remains uncured, (ii) to Seller’s knowledge, there are no existing or uncured material defaults by Seller, by any predecessor landlord, or by any Tenant under the Space Leases except as set forth in the Tenant Estoppel Certificates, (iii) Seller has delivered to Purchaser copies of all notices of default, which remain uncured, which Seller has sent to Tenants, (iv) to Seller’s knowledge there are no non-monetary defaults for which Seller has sent a notice of default to a Tenant, (v) to Seller’s knowledge, except as set forth on Exhibit “J” attached hereto, no Tenant has asserted any defense, set-off, or counter-claim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease which remains uncured, and (vi) to Seller’s knowledge, no Tenant is using its premises in violation of an “exclusive” granted to another Tenant or occupant of the Property.

(d) Leases – Prepaid Rent. Except as reflected on the Rent Arrearage Schedule, no Tenant has prepaid rent for more than the current month under such Tenant’s Lease and, except as set forth on Exhibit “CC” attached hereto, no Tenant is entitled to any special work (not yet performed) or consideration (not yet given) in connection with its tenancy.

(e) Leases–Commissions. No rental, lease, or other commissions with respect to any Lease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller or to any third party whatsoever except under the agreements set forth on Exhibit “K” hereto.

(f) Leases – Acceptance of Premises. None of the Tenants has indicated in writing addressed to Seller a request to terminate its Lease prior to the expiration of the respective term of such Lease or to reduce the size of the premises leased by such Tenant.

(g) Service Contracts. Attached hereto as Exhibit “L” is a complete and accurate list of all of the service contracts, management agreements, or other agreements (other than the Leases) which are in effect as of the date hereof and which relate to the operation, management, or maintenance of the Property by Seller (said agreements being herein collectively referred to as the “Service Contracts”). To Seller’s knowledge, all such Service Contracts are in full force and effect in accordance with their respective provisions. Seller has not given written notice of any default with respect to any of such Service Contracts. At no cost or liability to Purchaser, Seller agrees to cancel any of the Service Contracts specified by Purchaser in a written notice to Seller given at least five (5) days prior to the Closing. Pursuant to Purchaser’s request, Seller has delivered a notice of termination to Johnson Controls, Inc., effective as of the date of Closing. Except as otherwise set forth herein, Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract relating to the Property between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller.

(h) Warranties and Guaranties. Attached hereto as Exhibit “M” is a list, which is complete and accurate in all material respects, of all of the warranties and guaranties of contractors, vendors, manufacturers and other parties which are known by Seller to be in effect on the date hereof and relating to the Property. Within five (5) days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such warranties and guaranties which are written, which are known by Seller to relate to the Property and which are in the possession or control of Seller.

(i) No Other Agreements. Other than the Leases, the Service Contracts, the Contracts and the encumbrances noted on the Title Commitment, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written and binding on Purchaser, entered into by the Seller, or to Seller’s knowledge, have been entered into by any other person or entity, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

(j) No Litigation. There are no actions, suits, or proceedings pending, or to the best of Seller’s knowledge threatened by any organization, person, individual, or governmental agency against Seller unrelated to the Excluded Records with respect to the Property or its use or operation or against the Property which could result in a material liability or charge not adequately covered by insurance as to both Seller and Purchaser after Closing.

(k) Condemnation. The Seller has not received written notice that any condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted or is pending or threatened.

(l) Certificates. There has been no written notice or request of the board of fire underwriters directed to Seller and requesting the performance of any work or alteration in respect to the Property which has not been complied with.

(m) Compliance With Governmental Requirements. To Seller’s knowledge, Seller has not received any written notification from any governmental or public authority of any violation of law, municipal or county ordinances, or other legal requirements with respect to the Property or the operation thereof where such violation remains outstanding other than those noted in the Title Commitment.

(n) No Liens. To Seller’s knowledge, all contractors, subcontractors, and other persons or entities furnishing work, labor, materials, or supplies requested by Seller for the Property have been paid in full with respect to all amounts owing to the date hereof and, other than routine ongoing charges pursuant to the Service Contracts and Contracts, there are no claims against the Property or Seller in connection therewith.

(o) Tax Returns. To Seller’s knowledge, all property tax returns required to be filed by Seller relating to the Property under any law, ordinance, rule, regulation, order, or requirement of any governmental authority have been truthfully, correctly, and timely filed.

(p) Employees. There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser or any of Purchaser’s successors in title except as specified on Exhibit “D” hereto. Manager (as hereinafter defined) will separately agree pursuant to the Amendment (as hereinafter defined), to assume and be bound by the CBAs listed on Exhibit D, effective as of the date of Closing. To Seller’s knowledge, there are no employees employed by Seller or Seller’s agents (excluding any independent contractor) in connection with the Property as of the date hereof who are members of any labor union or are employed as building service employees, as that phrase is used in the Displaced Building Service Workers Law (contained in the Administrative Code of the City of New York) (“DBSWL”), other than those employees listed in Exhibit “N” attached hereto and made a part hereof. To Seller’s knowledge, Seller has not received any notice of violations of the Immigration Reform and Control Act with respect to the employees listed in Exhibit “O” and to Seller’s knowledge, Seller has not received any notice of grievance from or with respect to any unionized employee at the Property which remains unaddressed or notice of labor investigation or labor proceeding with respect to any employee of Seller or any agent of Seller at the Property which remains unaddressed. Neither Seller nor Seller’s agents (but not including any independent contractor) is or has committed to become a party and/or signatory to any collective bargaining agreement or other union agreement relating to the Real Estate or the Additional Property, other than the CBAs listed in Exhibit “D”.

(q) Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(r) Pre-existing Right to Acquire. The Seller has not entered into any contract or option for the sale of the Property with any person or entity other than Purchaser which remains in effect.

(s) Authorization. Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware and has duly registered and is qualified to transact business in the State of New York. This Agreement has been duly authorized and executed on behalf of Seller, all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Seller’s Certificate of Formation, (ii) conflict with or result in the violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound except the first mortgage encumbering the Property. The loan represented by the first mortgage is prepayable by the Seller at any time and will be prepaid by the Seller at Closing, at which time, the lien of the mortgage shall be removed of record as a lien on the Property or, if the Loan is not prepaid by Seller at Closing, the Seller shall cause the lender to transfer the lien of the mortgage from the Property so that it does not encumber the Property.

(t) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(u) Seller Not a Prohibited Person. The Seller is not a Prohibited Person. The term “Prohibited Person” as used herein shall mean: (i) any person listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; and (ii) any person that is named as a “specially designated national and blocked person” on the list published by the U.S. Treasury Department Office of Foreign Assets Control, as of the date hereof and on the date of Closing, at its official website or at any replacement website or other replacement official publication of such list.

(v) Property Management Agreement. To Seller’s knowledge, there are no existing or uncured material defaults by Seller or Manager (as hereinafter defined) under the Property Management Agreement (as hereinafter defined).

At Closing, Seller shall represent and warrant to Purchaser that all such representations and warranties of Seller in this Agreement remain true and correct as of the date of the Closing,

except for any changes in any such representations or warranties that occur and are expressly permitted by this Agreement and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Seller and Purchaser acknowledge that changes to the representations and warranties set forth in subsections (q), (r), (s), (t) and (u) above are not permitted by this Agreement and Seller shall have no right to update such representations and warranties. Each and all of the express representations and warranties made and given by Seller to Purchaser herein shall survive the execution and delivery of the Deed by Seller to Purchaser for a period of one (1) year after the Closing and any action must be commenced in said one (1) year period. No claim for a breach of any representation or warranty of Seller shall be actionable or payable: (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing unless Seller has knowledge of such condition, state of facts or matter on the date hereof and failed to disclose such condition, state of facts or other matter to Purchaser or unless such condition, state of fact or other matter was willfully caused by Seller, or (b) unless the valid claims for all such breaches collectively aggregate more than $50,000 (in which event the full amount of such claims shall be actionable). Notwithstanding the foregoing, Seller’s liability for all claims pursuant to this paragraph 9 shall be limited to $2,500,000.

10. Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined) of Cogswell Realty Group, L.L.C., and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any member of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any member of Seller or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof pertains. As used herein, the term “Designated Employees” shall refer to the following persons: Arthur Stern, Michael Skurnick, Eric Sarner and Mark Landstrom.

11. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the date hereof and at Closing:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(b) Authorization. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware and has duly registered and is qualified to transact business in the State of New York. This Agreement has been duly authorized and executed on behalf of Purchaser, all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, including, without limitation, with respect to the earnout provisions set forth in paragraph 25 hereafter, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Purchaser’s Certificate of Formation or Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Purchaser is a party or by which Purchaser is bound.

(c) Bankruptcy. Purchaser is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Purchaser’s properties been appointed or a petition filed by or against Purchaser for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Purchaser.

(d) Purchaser Not a Prohibited Person. The Purchaser is not a Prohibited Person.

At Closing, Purchaser shall represent and warrant to Seller that all such representations and warranties of Purchaser in this Agreement remain true and correct as of the date of the Closing. Each and all of the express representations and warranties made and given by Purchaser to Seller herein shall survive the execution and delivery of the Deed by Seller to Purchaser for a period of one (1) year after the Closing and any action must be commenced in said one (1) year period.

12. Purchaser Offset Right Against Earnout. Purchaser shall have the right to offset against any Earnout Payment (as hereinafter defined) or Alternate Earnout Payment (as hereinafter defined), as applicable, which may be payable by Purchaser to Seller, from time to time, in accordance with the provisions of paragraph 25 of this Agreement, any amounts due by Seller to Purchaser but not paid in connection with this transaction arising either before or after the date of Closing and including, with limitation, (i) all claims, costs, damages and liabilities which have then accrued and are owing by Seller to Purchaser and (ii) any amounts due with respect to obligations of the Seller which survive the Closing in accordance with the terms of this Agreement and any documents executed in connection with the closing of this transaction. This paragraph 12 shall survive the Closing.

13. Seller’s Additional Covenants. Seller does hereby further covenant and agree as follows:

(a) Operation of Property. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing or earlier termination of this Agreement, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate any of the Leases or enter into any new lease, contract, or other agreement respecting the Property, unless Seller obtains the prior written consent to same from Purchaser which consent shall not be unreasonably withheld or delayed, (iii) not affirmatively waive any rights of Seller under any Lease or contract, (iv) not send a notice of default to any Tenant of the Property, (v) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (vi) use reasonable efforts to cause the Property to be operated, maintained, and repaired in generally the same manner as the Property has been operated, maintained, and repaired (including the payment of all taxes, the maintenance of all permits and licenses, and the obligation to provide Purchaser with a copy of any written notice provided to Seller or its agents with respect to the Property) prior to the date hereof.

(b) Removal of Personal Property. Seller shall neither transfer nor remove any Personal Property or fixtures from the Property after the date of this Agreement except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced.

(c) Preservation of Leases. Seller shall, from and after the date of this Agreement to the date of Closing, use reasonable efforts to perform and discharge all of the material duties and obligations and shall otherwise comply with each material covenant and agreement of the landlord or lessor under the Leases, at Seller’s expense, unless otherwise provided in the applicable Space Lease.

(d) Tenant Estoppel Certificates. Prior to Closing, Seller shall obtain and deliver to Purchaser a fully completed estoppel certificate (herein referred to as the “Major Tenant Estoppel Certificates”) with respect to each of the Leases listed on Exhibit “P” attached hereto (each, a “Major Lease”) substantially in the form attached hereto as Exhibit “Q” (except with respect to the Leases with the City of New York and the State of New York, which estoppel certificates shall be in the form required pursuant to the terms of each of such Leases), duly executed by the Tenant thereunder. In addition, Seller shall use reasonable efforts to obtain, prior to Closing, a tenant estoppel certificate substantially in the form of Exhibit “Q” with respect to each of the Leases which is not a Major Lease (herein referred to as the “Non-Major Tenant Estoppel Certificates; the Non-Major Tenant Estoppel Certificates and the Major Tenant Estoppel Certificates are hereinafter collectively referred to as the “Tenant Estoppel Certificates”). Purchaser’s obligations under this Agreement shall be conditioned upon Purchaser receiving an executed Estoppel Certificate, which content is substantially in compliance with such Tenant’s Lease, from each of the Tenants with respect to the Major Leases prior to Closing.

(e) Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the same special form/ “all risk” insurance and the terrorism insurance covering the Property which is currently in force and effect.

(f) Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Operating Partnership, L.P. or Wells Real Estate Investment Trust, Inc.), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit “R”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the letter of representation to be delivered by Seller to Purchaser in the form attached hereto as Exhibit “R” is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this paragraph 13(f) shall survive Closing.

(g) Permanent Certificate of Occupancy. Seller shall, at Seller’s expense, obtain a permanent certificate of occupancy for the Property as required by applicable law for the present use and occupation of the Property. The covenant set forth in this paragraph 13(g) shall survive Closing. Subsequent to the date of Closing, if Seller is still seeking the permanent certificate of occupancy in accordance with this paragraph 13(g), Seller shall be required to obtain Purchaser’s consent, such consent not to be unreasonably withheld or delayed, prior to: (i) speaking with any governmental authority regarding the certificate of occupancy; (ii) scheduling any inspection necessary in order to obtain the permanent certificate of occupancy; and (iii) filing any documentation with any governmental authority which is necessary to obtain the permanent certificate of occupancy. Purchaser shall cooperate, at Seller’s expense, in obtaining such permanent certificate of occupancy and shall execute any documentation required to be filed with any governmental authority in order to obtain such permanent certificate of occupancy.

(h) CBAs. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing or earlier termination of this Agreement, Seller shall comply with and otherwise perform, in all material respects, each of the covenants and obligations of Seller under each of the CBAs.

(i) Employees. Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing or earlier termination of this Agreement, Seller shall not hire additional building service employees as such phrase is used in the DBSWL or additional union-represented employees and Seller shall not increase any employee’s wages or benefits unless otherwise required under the CBAs.

14. Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed by each of Seller and Purchaser respectively, it being fully understood and agreed, however, that any conditions that are unsatisfied or unperformed at such time may be waived expressly and in writing by the appropriate party, at or prior to Closing, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held on or before December 31, 2003, at the office of Shearman & Sterling LLP in New York, New York at such specific time and date, as shall be designated by Purchaser in a written notice to Seller not less than three (3) business days prior to Closing. In the event Purchaser fails to give such notice of the time and date of Closing, the Closing shall occur at 10:00 a.m. on December 31, 2003.

15. Seller’s Closing Documents. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price described in paragraph 2 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a) Bargain and Sale Deed with Covenant Against Grantor’s Acts. A Bargain and Sale Deed with Covenant Against Grantor’s Acts and with the covenant referred to in subdivision 5 of Section 13 of the New York Lien Law (the “Deed”);

(b) Transfer Tax Forms. Tax returns in respect of the New York State Real Estate Transfer Tax (the “TP-584 Form”) and the New York City Real Property Tax (the “NYC-RPT”), both duly executed by Seller;

(c) Real Property Transfer Tax Report. A Real Property Transfer Tax Report (the “RP-5217NYC”), duly executed by Seller;

(d) Non-Multiple Dwelling Affidavit. A Non-Multiple Dwelling Affidavit, duly executed by Seller;

(e) Bill of Sale. A Bill of Sale in the form and substance of Exhibit “S” attached hereto;

(f) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit “T” attached hereto;

(g) Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form and substance of Exhibit “U” attached hereto;

(h) Seller’s Certificate. A certificate evidencing the reaffirmation of the truth and accuracy of Seller’s representations, warranties, and agreements set forth in paragraph 9 but subject to the limitations set forth therein;

(i) Seller’s Affidavit. A Seller’s Affidavit in the form and substance of Exhibit ”V” attached hereto;

(j) FIRPTA Certificate. A FIRPTA Certificate in the form and substance of Exhibit “W” attached hereto;

(k) Surveys and Plans. To the extent the same are in the possession of or under the control of Seller, such surveys, site plans, plans and specifications, and other matters relating to the Property as are described in subparagraph (a) of the Blanket Transfer and Assignment and are in the possession or control of Seller;

(l) Leases and Security Deposits. To the extent the same are in the possession or under the control of Seller, an original executed counterpart of each Lease and any guaranties thereof, and all security deposits theretofore paid in cash to Seller, to the extent held by Seller at the time of Closing, together with an accounting certified by Seller of the disposition, if any, of such security deposits, and any security deposit issued in the form of a letter of credit or other form of collateral amended or assigned pursuant to the terms of paragraph 18(m) of this Agreement;

(m) Contracts. To the extent the same are in the possession or control of Seller, an original executed counterpart of each Contract and Service Contract;

(n) Estoppel Certificates. The Tenant Estoppel Certificates required pursuant to paragraph 13(d) hereof;

(o) Rent Roll. A revised Rent Roll in the form of Exhibit “H”, updated to the date of Closing and certified to be true and correct by Seller at Closing;

(p) Rent Arrearage Schedule. A revised Rent Arrearage Schedule, in the form of Exhibit “I”, updated to the date of Closing and certified to be true and correct by Seller at Closing;

(q) Members Consent. A consent to this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, signed by all members of Seller and certified to be in force and unmodified as of the date and time of Closing, authorizing the execution and delivery of documents required hereunder, and designating and guaranteeing the signatures of the members of Seller (or its members) who are to execute and deliver all such documents on behalf of Seller;

(r) Keys and Records. All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession or control;

(s) Tenant Notices. Notice from Seller to the Tenants in the form attached hereto as Exhibit ”X”;

(t) Vendor Notices. Notice from Seller to any parties to the Contracts or Service Contracts which are not terminated in the form attached hereto as Exhibit “Y”;

(u) ICIP. An assignment to Purchaser of the benefit of any tax exemptions under the New York City Department of Finance, Property Division, Industrial and Commercial Incentive Program or any other tax abatement or incentive program, which assignment will be made by Seller without recourse.

(v) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(w) Assignment and Assumption of Property Management Agreement. An Assignment and Assumption of that certain Property Management Agreement (the “Property Management Agreement”), dated as of August 11, 2000, between Seller and CRG Management, LLC (the “Manager”) and amended by that certain Amendment to Property Management Agreement, dated as of March 1, 2003, in the form and substance of Exhibit “DD” attached hereto (the “Assignment and Assumption of Property Management Agreement”).

(x) Amendment to Property Management Agreement. An amendment to the Property Management Agreement in the form and substance of Exhibit “EE” attached hereto (the “Amendment”), signed by Manager; and

(y) Other Documents. Such other documents as shall be reasonably required by Purchaser’s counsel.

16. Purchaser’s Closing Documents. Purchaser shall obtain or execute, at Purchaser’s expense, and deliver to Seller at Closing and as a condition to Seller’s obligations hereunder, the following documents, all of which shall be duly executed, acknowledged and notarized where required and shall survive the Closing:

(a) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit “T” attached hereto;

(b) Assignment and Assumption of Leases. The Assignment and Assumption of Leases in the form and substance of Exhibit “U” attached hereto;

(c) Transfer Tax Forms. The TP-584 Form and the NYC-RPT, both duly executed by Purchaser;

(d) Real Property Transfer Tax Report. A RP-5217NYC, duly executed by Purchaser;

(e) Purchaser’s Certificate. A certificate evidencing the reaffirmation of the truth and accuracy of Purchaser’s representations, warranties and agreements as set forth in paragraphs 11 and 24 of this Agreement.

(f) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(g) Limited Liability Company Agreement. The Limited Liability Company Agreement of Purchaser, signed by the sole member of Purchaser and authorizing the transactions contemplated herein;

(h) Certificate of Formation. A copy of the Purchaser’s Certificate of Formation certified by the Secretary of State of the State of Delaware not more than thirty (30) days prior to the date of Closing;

(i) Receipt. A receipt with respect to each of the Tenant security deposits which have been delivered to Purchaser by Seller as more particularly described in the accounting delivered by Seller pursuant to paragraph 15(l);

(j) Assignment and Assumption of Property Management Agreement. The Assignment and Assumption of Property Management Agreement in the form and substance of Exhibit “DD” attached hereto;

(k) Amendment. The Amendment in the form and substance of Exhibit “EE” attached hereto;

(l) Other Documents. Such other documents as shall be reasonably required by Seller’s counsel; and

(m) Escrow. Instructions to the Title Company to distribute the Purchase Price, as adjusted in accordance with paragraph 2, to Seller.

17. Closing Costs. Seller shall pay (unless Seller elects to have Purchaser make such payments with a credit against the Purchase Price, in which case such payments shall be so made by Purchaser) the cost of any transfer tax or sales tax imposed by the State of New York and the City of New York upon the conveyance of the Property pursuant hereto, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the recording fees on the Deed (and quitclaim deed, if required), the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto.

18. Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of 12:01 a.m. on the date of Closing as if Purchaser were vested with title during the entire day of Closing:

(a) Rents. Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Tenants, which shall be prorated and/or credited in accordance with clause (c) hereof, for the month of Closing. Purchaser shall also receive a credit against the Purchase Price for any rents or other sums (not including security deposits) prepaid by the Tenants for any period following the month of Closing, or otherwise. Seller shall either pay over an amount equal to or Purchaser shall receive a credit against the Purchase Price for the total sum of all security deposits paid by Tenants under Leases and not theretofore applied to delinquent rent and other charges payable by the applicable Tenant. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under any of the Leases that is past due or otherwise due and payable as of the date of Closing. Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (i) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (ii) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after Closing shall be applied first to current rents due and payable, and the remainder, if any shall be applied to delinquent rents, in the inverse order of maturity.

(b) Percentage Rents. Percentage rents, if any, collected by Purchaser from any Tenant under such Tenant’s Lease for the percentage rent accounting period in which the Closing occurs, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such Tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such Tenant’s Lease that accrue and become due and payable from and after the Closing and in the payment of any other obligations of such Tenant to Purchaser then due and payable by such Tenant.

(c) Employees. Wages of employees engaged at the Property, together with vacation pay, social security taxes, worker’s compensation, pension and other fringe benefits. Fringe benefits shall be based upon union contract rights, if feasible, and otherwise determined as a fair allocation in Purchaser’s judgment. If employees engaged at the Property are in the employ of an agent, then such adjustment or proration shall be made as appropriate with the agent to reach the same economic result as if in the direct employ of Seller.

(d) Property Taxes. Apportionment of real property taxes, the ICIP tax abatement, water rates and charges, sewer taxes and rents and other similar items shall be made on the basis of the fiscal year for which assessed. If the Closing occurs before the real property taxes, water rates and charges, sewer taxes and rents or similar items with respect to the Property are finally fixed for the fiscal year in which the Closing occurs, then the apportionments thereof made at the Closing shall be made on the basis of the real property taxes, water rates and charges, sewer taxes and rents or other similar items, as the case may be, for the preceding fiscal year applied to the latest assessed valuation. After the real property taxes, water rates and charges, sewer taxes and rents or similar items, as the case may be, are finally fixed for the fiscal year in which the Closing occurs, Seller and Purchaser shall make a recalculation of the apportionment thereof based on the amounts finally fixed for the fiscal year in which the Closing occurs, and Seller or

Purchaser, as the case may be, shall make an appropriate payment to the other party based on such recalculation. Seller or its representatives shall have the right (x) at any time before the Closing, to institute tax reduction or other proceedings to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, or (y) to continue, after the Closing, any such proceedings commenced by Seller prior to the Closing, provided that such proceeding shall not be finally settled by Seller without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If Purchaser, at any time following the Closing, institutes tax reduction or other proceedings not previously instituted by Seller to reduce the assessed valuation of the Real Estate with respect to the period ending at the end of the fiscal year in which the Closing occurs, then such proceeding shall not be finally settled by Purchaser without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Closing for any period that includes the period prior to the Closing Date, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund; second, to any amount required to be refunded to the Tenants in accordance with the terms of the Leases, to the extent applicable; and, third, the balance of such refund, if any, shall be apportioned between Seller and Purchaser as of the Closing date.

(e) Utility Charges. Except for utilities which are the direct responsibility of the Tenants to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of 12:01 a.m. on the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Purchaser shall pay to Seller at Closing an amount equal to all refundable cash or other deposits posted with the utility companies serving the Property, if any.

(f) Contracts. Charges under the Service Contracts being assigned to Purchaser shall be prorated as of 12:01 a.m. on the date of Closing. Any amounts paid by Seller under the Contracts shall be reimbursed to Seller by Purchaser.

(g) Other Tenant Charges. Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any nature, and where Seller shall have collected on an estimated basis any portion thereof in excess of amounts owed by Seller for such items for the period prior to the date of Closing, then there shall be an adjustment and credit given to Purchaser on the date of Closing for such excess amounts collected. Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the date of Closing, and if required by the Leases, shall rebate or credit Tenants with any remainder. If it is determined subsequent to the Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to Purchaser the deficiency. If it is determined subsequent to Closing that the amount collected during

Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay to Seller the overpayment.

(h) Tenant Inducements and Unpaid Commissions. Seller shall pay all leasing commissions in connection with any Lease executed on or before the effective date of this Agreement which are due and payable prior to Closing, including, without limitation, the commission set forth on Exhibit “K” hereof. Notwithstanding the foregoing, the Seller and Purchaser hereby agree that the leasing commissions relating to the activities more particularly described on Exhibit “BB” attached hereto with respect to the lease transactions set forth on such Exhibit “BB” shall be paid by the Purchaser. Purchaser shall be entitled to a credit against the Purchase Price for the total sum of any free rent or other unexpired concessions under any Leases to the extent they apply to any period after the Closing, but Purchaser shall receive no such credit against the Purchase Price for any free rent or other unexpired concessions payable by the landlord or lessor under the Leases as a result of the exercise by a Tenant after the Closing of any expansion or extension option in such Tenant’s Lease. Purchaser shall also be entitled to a credit against the Purchase Price for the total sum of any remaining improvement allowances set forth on Exhibit “CC”, but Purchaser shall receive no such credit against the Purchase Price for any improvement allowances payable by the landlord or lessor under the Leases as a result of the exercise by a Tenant after the Closing of any expansion or extension option in such Tenant’s Lease.

(i) Commercial Revitalization Program. Attached hereto as Exhibit “Z” is a list of Tenants at the Property who receive a tax abatement as a part of the New York City Commercial Revitalization Program (“CRP”). To the extent that the Seller has received a tax benefit with respect to CRP which the Seller has not credited to the applicable Tenant, the Purchaser shall receive a credit with respect to such tax benefit at the Closing and Purchaser shall assume the obligation to provide such credit to the Tenants .

(j) Water Meters. If there are any meters measuring water consumption at the Property (other than meters measuring water consumption for which a Tenant is obligated to pay the charges therefor directly to the utility company), Seller shall attempt to obtain meter readings to a date that is no more than thirty (30) days before the Closing, and, if such readings are obtained, the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such readings, or if such readings are not obtained, the unfixed water rates and charges and sewer taxes and rents, if any, shall be apportioned upon the last meter readings.

(k) Fuel Oil. Fuel oil, if any, owned by Seller and located on the Property on the date of Closing shall be adjusted at the cost of $1.00 per gallon. Seller shall arrange for the amount of fuel oil to be determined prior to Closing, which determination shall be reasonably acceptable to Seller and Purchaser.

(l) Assessments. If, on the Closing Date, the Property, or any part thereof, is affected by any real property tax assessments (but specifically excluding Block 72601,

Lot 11 and Block 72675, Lot 1002 for which GE American Communication and International Securities Exchange Inc., respectively, are required to pay real estate taxes) then Seller shall pay such assessments; provided, however, that if such assessments are payable in installments, then Seller shall pay such installments due prior to the Closing date, and Purchaser shall pay such installments due after the Closing date.

(m) Letters of Credit as Security under Leases. If a Tenant has deposited with Seller a letter of credit as security for the performance of such Tenant’s obligations under the applicable Lease, Seller shall use reasonable efforts to cause such Tenant to cause the bank which issued such letter of credit to issue an amendment to such letter of credit or issue a new letter of credit naming Purchaser as the beneficiary thereunder effective as of the date of Closing. In addition, to the extent Seller’s interest has not been transferred to Purchaser at or before Closing, Seller shall execute instruments of assignment of Seller’s interest under such letter of credit at Closing. If Seller is unable to provide for the transfer of Seller’s interest in any letter of credit at or prior to Closing, then (i) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary’s interest under such letter of credit (or the re-issuance to Purchaser of such letter of credit) promptly following the Closing and (ii) if requested by Purchaser, upon the default by a Tenant under its Lease, Seller shall present the letter of credit for payment and immediately remit any such funds to Purchaser and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability or reasonable costs or expenses incurred in connection with such presentment. The foregoing, except as otherwise specifically stated, shall be at no cost or expense to Purchaser.

(n) Vault Tax. Seller shall be responsible to pay any vault tax due with respect to the Land.

(o) Survival. The provisions of this paragraph 18 shall survive Closing.

19. Purchaser’s Failure to Close. In the event of a wrongful failure to close by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy for such default shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever, except for such liabilities and obligations set forth in paragraphs 3 and 26 (“Obligations Surviving Termination”), which survive the termination of this Agreement. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of a wrongful failure to close by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, other than damages arising from an Obligation Surviving Termination, but shall limit its recovery to the receipt and retention of the Earnest Money.

20. Seller’s Failure to Close. In the event of wrongful failure to close by Seller under the terms of this Agreement, except as otherwise specifically set forth herein, Purchaser’s sole and exclusive remedy shall be, at Purchaser’s option: (i) Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, Seller shall be liable to Purchaser for all of Purchaser’s out-of-pocket costs (including legal fees) incurred in connection with this transaction (up to $250,000 in the aggregate), and the parties hereto shall have no further rights or obligations hereunder whatsoever, or (ii) Purchaser shall be entitled to an immediate refund of all but $25.00 of the Earnest Money and to pursue against Seller the remedy of specific performance.

21. Condemnation. If, prior to the Closing, all or more than a de minimis part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within five (5) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this paragraph 21, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except with respect to the Obligations Surviving Termination. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

22. Damage or Destruction. If any of the Improvements shall be destroyed or damaged by fire or casualty, including, without limitation, a terrorist act, prior to the Closing, and if either the estimated cost of repair or replacement exceeds Five Million Dollars ($5,000,000.00) or the damage results in the termination of one or more of the Major Leases, Purchaser may, by written notice given to Seller within five (5) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect except as to the Obligations Surviving Termination. If Purchaser does not elect to terminate this Agreement pursuant to this paragraph 22 or has no right to terminate this Agreement (because the damage or destruction does not exceed $5,000,000.00 or such damage or destruction has not resulted in the termination of one or more of the Major Leases), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser’s prior written consent in each case which consent shall not be unreasonably withheld. In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments reasonably required by Purchaser in order that Purchaser receive all of Seller’s right, title, and interest in and under said insurance proceeds.

23. Assignment. This Agreement and Purchaser’s rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, and any assignee or transferee proposed by Purchaser shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller.

24. Disclaimers and Waivers

(a) No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (i) any environmental or engineering inspections or reports, title searches or commitments, surveys or other reports or inspections with respect to the Property which are or have been delivered by Seller to Purchaser shall be for general informational purposes only, (ii) Purchaser shall not have any right to rely on any such reports, inspections, commitments, or surveys delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports, inspections, surveys and commitments commissioned by Purchaser with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report, inspection, commitment or survey delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report, inspection, commitment or survey. The foregoing provisions of this paragraph 24 shall not in any way modify or vitiate any representation or warranty of the Seller contained herein or be applicable to the Tenant Estoppel Certificates, the Deed or any other instrument or document delivered at Closing pursuant to the terms of this Agreement.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DEED, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO THE HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” WITH “ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DEED. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING DISCLAIMER AND WAIVER OF WARRANTIES HAVE BEEN FULLY EXPLAINED TO PURCHASER AND THAT PURCHASER UNDERSTANDS THE SAME.

25. Potential Earnout to Seller/Refund to Purchaser.

(a) Seller shall have the right and duty to attempt to secure for the benefit of Purchaser a Qualifying Lease (as defined in Schedule A) until the Earnout Deadline (as hereinafter defined) and, in connection therewith, shall have the right and duty to use CRG Management LLC and CRG Real Estate Services Inc. (collectively, the “Managing Agent”) in connection with such endeavor. Notwithstanding anything to the contrary in this Agreement or that certain Property Management Agreement regarding the Property as assigned and amended of even date herewith (the “Management Agreement”), the Managing Agent’s duties shall be governed by such Management Agreement and the Managing Agent shall not be due any leasing or brokerage commission or other compensation in connection with its efforts or success in obtaining a Qualifying Lease other than such commission, if any, due if, as and when provided in such Management Agreement. Purchaser agrees to cooperate with Seller in all respects reasonably requested by Seller in connection with such attempt, will act in good faith when addressing issues related to such attempt and will promptly enter into a lease or amendment or amendments which would qualify as a Qualifying Lease provided the same is reasonably acceptable to Purchaser. Purchaser agrees not independently to negotiate and enter into any other lease with the State for space in the Property until the Earnout Deadline and that if Purchaser sells the Property prior to the Earnout Deadline, Purchaser shall have the new buyer assume the obligations under this Section. Seller shall not have any right or authority to bind Purchaser or to commit Purchaser in respect of any lease. Purchaser agrees to consult with Seller prior to issuing a press release regarding its acquisition of the Property. Purchaser acknowledges that the current proposal anticipates that Purchaser shall provide alternate space for the State during the build out of the premises for the State and Purchaser agrees that as long as the amount to Purchaser does not exceed that encompassed in the formulas to determine the Earnout Amount (or Seller pays any incremental amount), Purchaser shall act in the same manner with respect to the procurement of such space as Purchaser is obligated to act in connection with the procurement of the Qualifying Lease. If and only if Seller is successful in procuring a fully executed Qualifying Lease on or before December 30, 2005, as such date may be extended as provided below, time being of the essence (the “Earnout Deadline”), then Purchaser shall pay to Seller (i) the Earnout Payment (as defined on Schedule A) in the event that the Qualifying Lease provides for base rent equal to the Base Rental Amounts, or (ii) the Alternate Earnout Payment (as defined on Schedule A) in the event that the Qualifying Lease provides for base rent which differs from the Base Rental Amounts (either higher or lower). In the event that the Qualifying Lease provides for base rent less than $35 per rentable square foot during any period during the New Term (as defined on Schedule A), then with respect to all such periods Seller shall pay to Purchaser an amount (the “Make Purchaser Whole Payment”) equal to the product of (A) the rentable square footage leased under the Qualifying Lease, and (B) the positive difference between (i) $35 and (ii) the actual annual base rent per square foot payable by the State pursuant to the Qualifying Lease. The aggregate amount of all Make Purchaser Whole Payments due hereunder shall be calculated by the parties prior to the time any Earnout Payment or Alternate Earnout Payment is due to Seller, and such amount shall be discounted to the date of payment in the same manner as payments are discounted below, and such total amount shall be paid to Purchaser by Seller simultaneously with the Earnout Payment or Alternate Earnout Payment, as applicable, or may be offset from the Earnout Payment or Alternate Earnout Payment, as applicable. In the event the Existing NYS Lease is divided into three (3) separate leases as contemplated in the definition of Existing NYS Lease with the consent of Purchaser, such consent not to be unreasonably withheld or delayed, then the computation provided for herein shall be made on a consolidated basis for all separate Qualifying Leases succeeding the same.

(b) The Earnout Payment or the Alternate Earnout Payment, as applicable, shall be payable to Seller, at its election, either (i) on the first day of the New Term of the Qualifying Lease or (ii) in whole or in identified part upon not less than forty-five (45) days prior written notice to Purchaser, on a date at least forty-five days (45) after receipt by Purchaser of such written notice as to such portion thereof as shall be designated by Seller and for which a written receipt and release shall be given by Seller. If Seller elects to receive payment as provided in (ii) of the immediately preceding sentence, then the Earnout Payment or the Alternate Earnout Payment, as applicable, shall be discounted by Purchaser utilizing a discount rate equal to eight percent (8%) per annum from the first day of the New Term to the date such payment shall be made.

(c) Purchaser and Seller each hereby acknowledges and agrees that any lease or amendment to lease signed after the Earnout Deadline shall not be a Qualifying Lease and shall not entitle Seller to the payment of any sums by Purchaser including, without limitation, the Earnout Payment or the Alternate Earnout Payment, so long as such failure does not result solely from a willful breach of the obligations of Purchaser under this paragraph 25. Notwithstanding anything to the contrary contained herein, in the event the State, on or before December 30, 2005 has issued leases and/or lease amendments in connection with the renewal of the Existing NYS Lease whereby all material business terms have been agreed to by the tenant and landlord and such leases/amendments are being actively negotiated by the State’s legal representative(s), then, provided that the Qualifying Lease shall take full force and effect upon execution by the landlord and tenant, the Earnout

Deadline will be extended until the earlier of (i) the execution and delivery of such Qualifying Lease or (ii) April 30, 2006, or, if on or prior to April 30, 2006 the Office of General Services has executed such Qualifying Lease and is circulating the same for signature by the other required state agencies, then June 30, 2006, time being of the essence in all cases.

(d) Nothing herein nor any acts of the parties (including without limitation the payment or receipt of any earnout proceeds) shall be deemed or construed by the parties hereto or by any third party to create a partnership or a joint venture between the parties hereto, the only relationship between Seller and Purchaser being that of seller and buyer of the Property and as expressly set forth in the limited liability company agreement of even date herewith, the only relationships between Managing Agent and Seller being those established by the property management agreement in effect prior to Closing and the only relationship between Managing Agent and Purchaser being that established by the Management Agreement to be assigned to Purchaser and amended between Purchaser and Managing Agent upon Closing. The rights and obligations of this paragraph 25 shall survive Closing for a period of one (1) year after the earlier to occur of (i) the Earnout Deadline if no Qualifying Lease has been fully executed and delivered by such date, and (ii) if a Qualifying Lease is timely so fully executed and delivered, the later of (x) the date the final Make Purchaser Whole Payments are drawn by Purchaser and (y) the date the Earnout Payment or Alternate Earnout Payment is made to Seller.

(e) Purchaser as used herein means Purchaser and successor owners of the Property.

(f) Within thirty (30) days of the date hereof, the Purchaser shall deposit with the Seller, a “clean”, unconditional and irrevocable letter of credit in the amount of Twenty-Eight Million and 00/100 Dollars ($28,000,000.00), for a term which is automatically renewable to a date which is two (2) years from the date hereof (and provides Seller with at least 30 days notice prior to any non-renewal by the issuer), allows for partial draws and is in a form reasonably satisfactory to Seller (the “Letter of Credit”). Purchaser hereby agrees to provide a form of such Letter of Credit to Seller for Seller’s reasonable approval within twenty (20) days of the date hereof. Seller may present the Letter of Credit for payment of the Earnout Payment or the Alternate Earnout Payment (but in either case net of the Make Purchaser Whole Amount and net of any other offsets then claimed by Purchaser under this Agreement) when the applicable payment is due in accordance with the provisions of this paragraph 25. If Purchaser does not timely deposit the Letter of Credit as aforesaid, Purchaser shall within a further ten (10) days thereafter deposit Twenty-eight Million Dollars ($28,000,000.00) in cash in an escrow account with an escrow agent mutually acceptable to Purchaser and Seller, to be held as security for the performance of Purchaser’s obligations under this paragraph 25 until such time as Purchaser shall have posted the Letter of Credit. If, at any time prior to the Earnout Deadline, the Purchaser concludes that the Earnout Payment or the Alternate Earnout Payment will be less than $28,000,000, and Seller concurs in such determination, which concurrence shall not be unreasonably withheld or delayed, the Purchaser shall have the right to deliver to the Seller a replacement Letter of Credit, in reasonably similar form to the Letter of Credit, but in such lesser amount. Upon receipt of such replacement Letter of Credit, the Seller shall immediately return the original

Letter of Credit to Purchaser. On the Earnout Deadline Seller shall immediately return the original Letter of Credit to Purchaser. Time is of the essence as to the above dates.

26. No Broker. Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker, agent, or salesman, so as to create any legal right in any such broker, agent, or salesman, to claim a real estate commission, fee, or other compensation with respect to the conveyance of the Property contemplated by this Agreement other than Seller’s obligations to CRG Real Estate Services, LLC. Seller hereby agrees to pay CRG Real Estate Services, LLC any compensation due in connection with this transaction and to indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including attorneys’ fees and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent or broker, whether or not meritorious, for any fee, commission, or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller. Likewise, Purchaser hereby agrees to indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent or broker, whether or not meritorious, for any fee, commission, or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This paragraph 26 shall survive the Closing or any termination of this Agreement.

27. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, facsimile transmission or sent by U.S. certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Wells 60 Broad Street, LLC
6200 The Corners Parkway
Suite 250
Norcross, Georgia 30092
Attn: Donald A. Miller and Jeff Gilder
Facsimile No.: (770) 243-8510

with a copy to:	Piper Rudnick LLP
1200 Nineteenth Street, NW
Washington, D.C. 20036-2412
Attn: Jeffrey R. Keitelman, Esq.
Facsimile No.: (202) 689-7460

SELLER:	c/o Cogswell Realty Group, L.L.C.
1330 Avenue of the Americas, 25th Floor
New York, New York 10019
Attn: Mr. Michael Skurnick
Facsimile No.: (212) 582-4790

with a copy to:	Cogswell Realty Group, L.L.C.
1330 Avenue of the Americas, 25th Floor
New York, New York 10019
Attn: Eric J. Sarner, Esq.
Facsimile No.: (212) 582-4790

with a copy to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn: Chris. M. Smith (30345-12)
Facsimile No.: (212) 848-7179

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmarked date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received on the date of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first business day after the date of transmission of such notice and confirmation of such transmission.

28. Possession. Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

29. Access to Records Following Closing. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s then office, the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s then office, all books, records, and files, if any, retained by Seller relating to the ownership and operation of the Property prior to the Closing but excluding any Excluded Records. The obligations of the parties under this paragraph 29 shall survive the Closing.

30. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

31. Survival of Provisions. Except as may otherwise be expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing or the termination of this Agreement. In addition, notwithstanding any language in the Deed to the contrary, any provision of this Agreement or any document delivered by Seller pursuant to this Agreement which expressly states that such provision shall survive Closing, shall not merge into the execution and delivery of the Deed.

32. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

33. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. The exhibits attached to this Agreement are an integral part of this Agreement and are hereby incorporated herein by this reference. This Agreement shall be construed and interpreted under the laws of the State of New York. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa. TIME IS OF THE ESSENCE OF THIS AGREEMENT. Each of the parties hereby waives any right to claim consequential or punitive damages arising from any breach of this Agreement.

34. Effective Date. The “effective date” of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

60 BROAD STREET LLC

By:	GEORGE-60 BROAD LLC, a member

	By:	COGSWELL REALTY GROUP, L.L.C., its
managing member

		By:	/s/ Michael H. Skurnick
Name: Michael H. Skurnick
Title: Managing Member

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“PURCHASER”:

WELLS 60 BROAD STREET, LLC

By:	WELLS OPERATING PARTNERSHIP, L.P., A Delaware limited partnership, its managing member

	By:	WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its Sole general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

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with respect to paragraph 25 only:

CRG MANAGEMENT, LLC, a New York limited liability company

By:	/s/ illegible
Name:
Title:

with respect to paragraph 25 only:

CRG REAL ESTATE SERVICES, LLC

	By:	/s/ illegible
Name:
Title:

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solely with respect to paragraph 25(f) and solely until the Letter of Credit (as defined in paragraph 25) is posted with Seller

WELLS CAPITAL, INC.

By:	/s/ Leo F. Wells, III
Name: Leo F. Wells, III
Title President

Schedule of Exhibits

Exhibit “A”	-	Description of Land

Exhibit “B”	-	Description of Personal Property

Exhibit “C”	-	Description of Contracts

Exhibit “D”	-	List of Collective Bargaining Agreements and Union Contracts

Exhibit “E”	-	Form of Escrow Agreement

Exhibit “F”	-	List of Space Leases

Exhibit “G”	-	List of Subleases and Assignments

Exhibit “H”	-	Rent Roll

Exhibit “I”	-	Rent Arrearage Schedule

Exhibit “J”	-	List of Tenant Defenses, Set-Offs

Exhibit “K”	-	List of Leasing Commissions

Exhibit “L”	-	List of Service Contracts

Exhibit “M”	-	List of Warranties and Guaranties

Exhibit “N”	-	List of Union Employees

Exhibit “O”	-	List of Employees

Exhibit “P”	-	List of Major Leases

Exhibit “Q”	-	Form of Tenant Estoppel Certificate

Exhibit “R”	-	Form of Audit Representation Letter

Exhibit “S”	-	Form of Bill of Sale

Exhibit “T”	-	Form of Blanket Transfer and Assignment

Exhibit “U”	-	Form of Assignment and Assumption of Leases

Exhibit “V”	-	Form of Seller’s Affidavit

Exhibit “W”	-	Form of FIRPTA Certificate

Exhibit “X”	-	Form of Tenant Notice

Exhibit “Y”	-	Form of Vendor Notice

Exhibit “Z”	-	List of Tenants Benefiting from CRP

Exhibit “AA”	-	Wiring Instructions

Exhibit “BB”	-	Leasing Activity

Exhibit “CC”	-	List of Special Work/Consideration

Exhibit “DD”	-	Form of Assignment and Assumption of Property Management Agreement

Exhibit “EE”	-	Form of Amendment to Property Management Agreement

Exhibit “FF”	-	List of Security Deposits

Exhibit “GG”	-	Rent Commencement

Schedule “A”	-	Earnout Provisions

Schedule “B”	-	Base Case Earnout Calculation Example

2